Exhibit 99.1

Collectors Universe Reports Record Revenues in Fourth Quarter of FY 2014

Service Revenues up 25% and Operating Income up 31% for Fiscal 2014

NEWPORT BEACH, CA – August 28, 2014 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced financial results for its fourth quarter and fiscal year 2014.

Operational and Financial Highlights:

■

Service revenues increased by $2.8 million or 20% to a quarterly record of $16.5 million in this year’s fourth quarter as compared to $13.7 million in the same quarter of fiscal 2013. The increase was driven by a $2.5 million or 27% increase in coin service revenues and a $0.3 million or 9% increase in cards and autographs service revenues. In addition, service revenues increased by $12.0 million or 25% to an annual record of $60.5 million for fiscal year 2014 as compared to $48.5 million in fiscal year 2013. The increase in fiscal year 2014 was driven by a $10.4 million or 33% increase in coin service revenues and a $1.6 million or 13% increase in cards and autographs service revenues. The improved coin service revenues reflects continued favorable market conditions for coins that began in the second half of fiscal 2013 and continued throughout fiscal 2014. Coin revenues in the fourth quarter benefited by $1.4 million of revenues generated from the Baseball Hall of Fame coins that were released by the U.S. Mint in April 2014.

■

Coin service revenues generated by our overseas operations increased to 5% and 6% of service revenues in the fourth quarter and fiscal year 2014, respectively, as compared to 4% and 3%, respectively, of service revenues in the corresponding periods of fiscal 2013.

■

The services gross profit margin was 64% in this year’s fourth quarter and 63% for fiscal year 2014 as compared to 63% and 62% in the fourth quarter and fiscal year 2013, respectively and reflects the higher coin service revenues.

■

Operating income increased by 15% to $3.8 million in this year’s fourth quarter from $3.3 million in last year’s fourth quarter and increased by 31% to $12.5 million in fiscal year 2014 from $9.5 million in fiscal year 2013. Operating income, as adjusted to exclude non-cash stock based compensation expense of $0.6 million and $1.9 million in the fourth quarter and for fiscal 2014, respectively would have been $4.4 million and $14.4 million, respectively. By comparison, operating income, as adjusted to exclude non-cash stock based compensation expense of $0.2 million and $0.8 million for the fourth quarter and for fiscal 2013, respectively, would have been $3.5 million and $10.3 million, respectively.

■

Income from continuing operations increased to $2.4 million or $0.29 per diluted share and $7.4 million or $0.90 per diluted share in the fourth quarter and fiscal year 2014 as compared to $2.0 million or $0.25 per diluted share and $5.8 million or $0.71 per diluted share, in the same periods of last year.

■

The Company’s cash position at June 30, 2014 was $19.9 million compared to $18.7 million at June 30, 2013 and $17.7 million at March 31, 2014. Cash generated from continuing operations in fiscal 2014 increased by 33% to $12.7 million from $9.6 million in the same period of the prior year. Net proceeds from stock option exercises were $1.2 million and dividends paid to stockholders were $10.7 million in fiscal year 2014.

■	On July 28, 2014, we announced our quarterly cash dividend of $0.325 per share, which will be paid on August 29, 2014 to stockholders of record on August 15, 2014.

Collectors Universe

Commentary and Outlook

Robert Deuster, Chief Executive Officer, stated, “I am very pleased to report our record results for fiscal 2014. All of the Collector Universe’s authentication and grading businesses grew last year and our efforts to expand the PCGS coin grading brand was particularly successful, with strong service revenues each quarter, despite the seasonality that typically affects that business. Our sports business continued its multiyear growth trajectory. As we look ahead to fiscal 2015, our emphasis on serving the needs of collectors for information and superior authentication and grading services will be our main focus, to further reinforce our leadership position.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Thursday, August 28, 2014 at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. Interested parties may participate in the conference call by dialing 888-481-2844 or 719-457-2648, five to ten minutes prior to the initiation of the call. A replay of the conference call will be available through September 11, 2014 by dialing 888-203-1112 or 719-457-0820 and entering access code 5897533#. A live webcast of the conference call will also be available on the Collectors Universe website, www.collectors.com under Investor Relations: Events and Presentations. The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia (“collectibles”), and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectors.com and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from our expected financial performance as set forth in the forward-looking statements contained in this news release. Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which generated more than 60% of our consolidated revenues and a substantial portion of our operating income in the year ended June 30, 2014, making our operating results more vulnerable to conditions that could adversely affect or cause stagnation in the prices of precious metals and collectible coins; the risks that the economic recovery may remain weak or stall, or that economic conditions may deteriorate as a result of events outside of our control, including international tensions that could cause volatility in the prices of gold and silver, and therefore, could result in reductions in the demand for our collectibles authentication and grading services and, consequently, in our revenues and operating results; the risk that the economic recession from 2008 to 2010 and the weakness of the economic recovery in the United States will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risks that claims under our coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves we maintain for such claims, will, as a result prove to be inadequate, which could cause our gross margin and operating results to decline or cause us to incur operating losses, the risk that our strategies of offering new services and expanding our collectibles authentication and grading business into new geographic areas, such as Europe and Asia will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risks and added complexity of conducting business overseas, the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future; and the risk that our continuing financial obligations with respect to two facilities in New York City, which we had leased for our subsequently discontinued jewelry businesses, will lead to reductions in cash flows and additional losses from discontinued operations in future periods.

Collectors Universe

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in Item 1A, entitled “Risk Factors”, in our Annual Report on Form 10-K for our fiscal year ended June 30, 2014 which we filed today with the Securities and Exchange Commission and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as material to our business or operating results. Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports filed with the Securities and Exchange Commission, which speak only as of their respective dates. We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com

- tables to follow -

Collectors Universe

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2014	2013	2014	2013
Net revenues:
Authentication, grading and related services	$16,512	$13,744	$60,468	$48,507
Product Sales	35	33	103	583
	16,547	13,777	60,571	49,090
Cost of revenues:
Authentication, grading and related services	6,007	5,017	22,541	18,496
Product sales	49	17	122	572
	6,056	5,034	22,663	19,068

Gross profit	10,491	8,743	37,908	30,022
Operating expenses:
Selling and marketing expenses	2,325	1,866	9,106	7,407
General and administrative expenses	4,357	3,565	16,326	13,121
Total operating expenses	6,682	5,431	25,432	20,528
Operating income	3,809	3,312	12,476	9,494
Interest income and other expense, net	12	18	39	97
Income before provision for income taxes	3,821	3,330	12,515	9,591
Provision for income taxes	1,418	1,328	5,081	3,803
Income from continuing operations	2,403	2,002	7,434	5,788
Loss from discontinued operations, net of income taxes	(15)	(19)	(75)	(58)
Net income	$2,388	$1,983	$7,359	$5,730

Net income per basic share:
Income from continuing operations	$0.29	$0.25	$0.91	$0.72
Loss from discontinued operations	-	-	(0.01)	(0.01)
Net income per basic share	$0.29	$0.25	$0.90	$0.71

Net income per diluted share:
Income from continuing operations	$0.29	$0.25	$0.90	$0.71
Loss from discontinued operations	-	(0.01)	(0.01)	-
Net income per diluted share	$0.29	$0.24	$0.89	$0.71

Weighted average shares outstanding:
Basic	8,223	8,075	8,167	8,052
Diluted	8,334	8,105	8,247	8,101
Dividends declared per common share	$0.325	$0.325	$1.30	$1.30

Collectors Universe

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, except per share data)

(Unaudited)

	June 30, 2014	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$19,909	$18,711
Accounts receivable, net of allowance of $26 and $27 at June 30, 2014 and 2013, respectively	2,118	2,067
Inventories, net	1,888	1,656
Prepaid expenses and other current assets	1,367	964
Deferred income tax assets	1,719	1,328
Total current assets	27,001	24,726

Property and equipment, net	2,466	2,153
Goodwill	2,083	2,083
Intangible assets, net	1,272	1,477
Deferred income tax assets	2,204	2,003
Other assets	380	394
Non-current assets of discontinued operations	182	182
	$35,588	$33,018
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,062	$1,608
Accrued liabilities	2,817	2,121
Accrued compensation and benefits	4,139	2,680
Income taxes payable	851	760
Deferred revenue	2,645	2,345
Current liabilities of discontinued operations	849	802
Total current liabilities	13,363	10,316

Deferred rent	461	474
Non-current liabilities of discontinued operations	1,124	1,666
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; 8,861 and 8,509 issued and outstanding at June 30, 2014 and 2013, respectively.	9	9
Additional paid-in capital	78,011	74,578
Accumulated deficit	(57,380)	(54,025)
Total stockholders’ equity	20,640	20,562
	$35,588	$33,018

Collectors Universe

COLLECTORS UNIVERSE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,359	$5,730
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	75	58
Depreciation and amortization expense	1,256	1,044
Stock-based compensation expense	1,946	831
Provision for bad debts	25	8
Provision for inventory write-down	94	28
Provision for warranty	791	659
Loss (gain) on sale of property and equipment	4	(7)
Interest accrued on note receivables	-	(6)
Changes in operating assets and liabilities:
Accounts receivable	(95)	(318)
Inventories	(326)	589
Prepaid expenses and other	(402)	(151)
Deferred income taxes	(272)	764
Other assets	15	(225)
Accounts payable and accrued liabilities	379	(274)
Accrued compensation and benefits	1,459	217
Income taxes payable	90	569
Deferred revenue	300	23
Deferred rent	(13)	27
Net cash provided by operating activities of continuing operations	12,685	9,566
Net cash used in operating activities of discontinued operations	(569)	(512)
Net cash provided by operating activities	12,116	9,054

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,166)	(1,020)
Proceeds from sale of property and equipment	7	37
Patents and other intangibles	(23)	(65)
Proceeds from sale of business	18	37
Capitalized software development costs	(191)	(28)
Cash received from sale of net assets of discontinued operations	-	154
Net cash used in investing activities	(1,355)	(885)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	1,354	143
Payments for retirement of common stock	(186)	(14)
Dividends paid to common stockholders	(10,731)	(10,801)
Net cash used in financing activities	(9,563)	(10,672)
Increase (decrease) in cash and cash equivalents	1,198	(2,503)
Cash and cash equivalents at beginning of year	18,711	21,214
Cash and cash equivalents at end of year	$19,909	$18,711

SUPPLEMETAL DISCLOSURES OF CASH FLOW INFORMATION
Income taxes paid during the period	$5,217	$2,436